Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
January 27, 2012	Rich Sheffer (952) 887-3753

DONALDSON COMPANY ELECTS TWO NEW OFFICERS

MINNEAPOLIS, January 27, 2012 ― Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors has elected Melissa A. Osland to the position of Corporate Controller and Principal Accounting Officer and Daniel J. King to Director of Tax, effective immediately.

Osland, 35, is replacing Jim Shaw, who was promoted to Vice President and Chief Financial Officer on November 1st. Osland joined Donaldson in December 2004 as Manager, Financial Reporting. Prior to joining Donaldson, Osland worked at Arthur Andersen LLP, Deloitte & Touche LLP, and Target Corporation. Osland graduated from the College of St. Benedict with a Bachelor’s degree in Accounting.

King, 39, is replacing Miles Anderson, who was promoted to Director, Global Planning and Analysis, in November. King joined Donaldson in April 2007 as Manager of Tax. Prior to joining Donaldson, King worked at Robert Bosch LLC, Telex Communications, and PricewaterhouseCoopers LLC. King graduated with both a Bachelor’s degree in Accounting and a Master of Business Taxation degree from the University of Minnesota.

“I would like to congratulate both Melissa and Dan on their well-deserved promotions,” said Jim Shaw, Donaldson’s Vice President and CFO. “Both have extensive public accounting and corporate experience which will position them well for their new roles. As key members of my team, they will help lead our Continuous Improvement efforts to become a world-class finance organization.”

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our over 12,000 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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